Exhibit 99

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

TRANSTECHNOLOGY REPORTS FISCAL 2005 SECOND QUARTER RESULTS

Union, New Jersey – October 13, 2004 — TransTechnology Corporation (NYSE:TT) today reported a net loss of $499,000 or $.07 per diluted share for the second quarter of the fiscal year ending March 31, 2005 compared with net income of $508,000 or $.08 per diluted share in the year earlier period. Net sales for the fiscal 2005 second quarter decreased 6.6% to $15.2 million from $16.3 million for the corresponding period of last year.

For the six months ended September 26, 2004 the company reported net sales of $29.8 million, an 8.2% decrease from the prior year’s first half sales of $32.5 million. The net loss for the six months of the current fiscal year was $1.1 million or $.17 per diluted share. For last fiscal year’s first half the company reported net income of $1.2 million or $.18 per diluted share.

Robert L. G. White, President and Chief Executive Officer of the company, said, “In contrast to the first quarter, sales in the overhaul and repair portion of our business reported a 14.7% increase from the same period last year and increased $1.1 million from the first quarter. Sales of new equipment were down $0.8 million from last year’s second quarter, primarily due to the completion of shipments of the HLU-196 Bomb Hoist for the U.S. Navy. As we said last quarter, the changes we have made to our overhaul and repair operation are beginning to show progress with the gross margin in that part of our business increasing in the second quarter from that of the first quarter. We expect to see continued improvements in the level of both shipments and gross margin in the overhaul and repair portion of our business as the year moves forward. Overall, our gross margin improved to 40.7% in the second quarter from 40.1% in the first quarter, although it remains below the 41.4% in the second quarter of last year. Selling, general and administrative expenses were $670,000 or 19.0% higher than in last year’s second quarter, primarily due to the recognition of $326,000 of legal and other costs associated with the United States Attorney’s investigation, increased product support and marketing costs of $239,000, and an increase in information technology costs of $143,000 associated with the installation of the new enterprise resource planning system. As a result of the lower sales and gross margin and higher selling, general, and administrative expenses, operating income decreased 38.0% to $2.0 million

700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 • www.transtechnology.com

TransTechnology Corporation - October 13, 2004 Fiscal 2005 Second Quarter Earnings Release	Page 2 of 2

from $3.2 million in last year’s second quarter and earnings before interest, taxes, depreciation and amortization (EBITDA) decreased 37.4% to $2.4 million from $3.8 million.”

Mr. White continued, “Our primary focus, as always, is to continue to produce exceptional products for our customers and to provide them with exemplary customer service. We are pleased that, in this effort, we have recently entered into a new five-year labor agreement with our collective bargaining unit of the United Auto Workers, replacing the contract that expired on September 30th. We appreciate the dedication and continuing efforts of each of our employees as we strive to fulfill our mission. Operationally, we believe that our business is on the right track to achieve our corporate goals for the fiscal year of $64 million in revenues and $14 million of EBITDA. Our bookings of new orders were up substantially in the second quarter from the first, almost doubling to $17.3 million from $9.2 million, raising our backlog to $37.7 million at the end of the second quarter compared to $35.6 million at the end of the first quarter. As we announced last week, we are making progress on our refinancing and have received commitments for a new $71.5 million credit facility that will reduce our interest rate to approximately 11.25% from the current 19.75%, saving us over $5 million in interest expense annually. We are in the process of documenting this new facility, and we expect to complete this refinancing on or about the end of this month and, accordingly, have reflected the existing subordinated debt as long-term in the accompanying balance sheet information.”

Mr. White said, “We have held initial discussions with the United States Attorney’s office relative to the resolution of the issues associated with the investigation of our repair and overhaul business which commenced over one year ago. While it is premature to draw any conclusions from these talks, we are encouraged and believe that we are making progress toward a timely resolution of the matter. In a similar vein, while we were disappointed by the New York Stock Exchange’s decision to delist our stock, we believe that the extenuating circumstances that restricted our ability to make the necessary progress on our plan to comply with the listing standards as to net worth and market capitalization should have been considered by the exchange. As a result, we expect to file an appeal of the exchange’s decision within the next few days. As an alternative in the event the appeal process is not successful, we are exploring other listing and quotation venues, including the OTC Bulletin Board, for the Company’s common stock.”

TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales from continuing operations of $64.6 million in the fiscal year ended March 31, 2004.

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the company also discloses operating income (income before interest and taxes and other income and expenses) and EBITDA (earnings before interest, taxes, depreciation and amortization) which are non-GAAP measures. Management believes that providing this additional information is useful to investors, as it provides more direct information regarding the company’s ability to meet debt service requirements and so that investors may better assess and understand the company’s

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underlying operating performance. The company does not intend for the additional information to be considered in isolation or as a substitute for GAAP measures. A reconciliation of (i) EBITDA to reported net income (loss) and (ii) operating income to gross profit are set forth following the balance sheet information contained in this press release.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.

Any number of factors could affect future operations and results, including, without limitation, the results of audits and inquiries into the Company’s business practices; the Company’s ability to complete the refinancing of its senior and subordinated credit facilities on terms and conditions acceptable to the Company; the Company’s ability to be profitable with a smaller and less diverse base of operations that will generate less revenue; the Company’s ability to satisfy the listing requirements of the NYSE or any other national exchange on which its shares are or will be listed or otherwise provide a trading venue for its shares; the value of replacement operations, if any; determination by the Company to dispose of additional existing assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; interest rate trends; capital requirements; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

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TransTechnology Corporation
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/26/04	9/28/03	9/26/04	9/28/03
Net sales	$15,249	$16,333	$29,797	$32,452
Cost of sales	9,050	9,575	17,761	18,347

Gross profit	6,199	6,758	12,036	14,105
General, administrative and selling expenses	4,201	3,531	8,224	7,302
Interest expense	2,885	2,568	5,681	5,071
Interest and other income-net	(82)	(159)	(69)	(206)

(Loss) income before income taxes	(805)	818	(1,800)	1,938
(Benefit) provision for income taxes	(306)	310	(684)	736

Net (loss) income	$(499)	$508	$(1,116)	$1,202

Basic earnings per share:
Net (loss) income	$(0.07)	$0.08	$(0.17)	$0.18

Diluted earnings per share:
Net (loss) income	$(0.07)	$0.08	$(0.17)	$0.18

Weighted average basic shares	6,682,000	6,647,000	6,676,000	6,647,000
Weighted average diluted shares	6,682,000	6,676,000	6,676,000	6,662,000

BALANCE SHEET INFORMATION

	9/26/04	3/31/04
Current assets	$34,655	$36,132
Property, plant and equipment – net	3,364	2,428
Other assets	38,387	38,649

Total assets	$76,406	$77,209

Current portion of long-term debt and short term borrowings	$2,183	$79
Other current liabilities	10,238	13,880

Total current liabilities	12,421	13,959
Long-term debt	58,283	56,472
Other liabilities	10,492	10,565
Stockholders’ deficit	(4,790)	(3,787)

Total liabilities and stockholders’ deficit	$76,406	$77,209

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Reconciliation of Reported (Loss) Income to EBITDA

	Three Months Ended		Six Months Ended
	9/26/04	9/28/03	9/26/04	9/28/03
Net sales	$15,249	$16,333	$29,797	$32,452
Cost of sales	9,050	9,575	17,761	18,347

Gross Profit	6,199	6,758	12,036	14,105

SG&A — operations	3,016	2,157	5,976	4,451
Corporate office expenses	1,185	1,374	2,248	2,851

Total SG&A	4,201	3,531	8,224	7,302

Operating income	1,998	3,227	3,812	6,803
Add back: depreciation and amortization	396	597	806	1,009

EBITDA	$2,394	$3,824	$4,618	$7,812

Net (loss) income	(499)	508	(1,116)	1,202
(Benefit) provision for income taxes	(306)	310	(684)	736
Depreciation and amortization	396	597	806	1,009
Interest expense	2,885	2,568	5,681	5,071
Interest and other income-net	(82)	(159)	(69)	(206)

EBITDA	$2,394	$3,824	$4,618	$7,812

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